Exhibit 99.1

Intelligent Bio Solutions Completes Critical Development Milestone in Plans to Add Ketamine and Tramadol to Fingerprint Drug Test

New assays for ketamine and tramadol testing pass initial Intelligent Fingerprinting design phase and begin next stage of transfer to manufacture

NEW YORK, September 8, 2023 — Intelligent Bio Solutions Inc. (Nasdaq: INBS) (“INBS” or the “Company”), a medical technology company delivering intelligent, rapid, non-invasive testing solutions, today announced the successful completion of a key development milestone in its plans to add ketamine and tramadol to its Intelligent Fingerprinting Drug Screening System. New assays for testing both drugs have passed the Company’s initial design phase and are ready for scale-up and transfer to manufacture in preparation for potential clinical trials. After completing these activities and successful clinical trials, the assays can be added to the panel of substances detected by the Company’s proprietary drug screening system.

Ketamine is widely recognized worldwide as having the potential for drug abuse due to its hallucinogenic properties, while the synthetic opioid pain reliever tramadol is being added to controlled substances lists around the world. According to analysis conducted by the NYU Grossman School of Medicine and National Drug Early Warning System (NDEWS) at the University of Florida, the total weight of ketamine seized in the U.S. increased by more than 1,100% between 2017 and 20221, while UK Home Office statistics reports that the quantity of ketamine seized by UK police and border forces increased by 884% between March 2021 and March 20222. According to the National Drug and Alcohol Research Centre at the University of New South Wales, Australia is also seeing a rise in the use of illegal ketamine usage, with over half of regular drug users taking ketamine in 2021, an increase of 9% on the previous year3.

“While both ketamine and tramadol are widely used for legitimate medical and veterinary purposes, its increased use as a recreational drug has rapidly become a growing concern when it comes to workplace drug testing,” said Harry Simeonidis, President and CEO of Intelligent Bio Solutions. “We’re committed to continuously improving of the design of our innovative fingerprint drug testing system to test for major drugs with the potential for abuse, and we’re pleased to begin the important transfer to manufacture in preparation for potential clinical trials for our ketamine and tramadol assay.”

The Intelligent Fingerprinting Drug Screening System is portable and works by analyzing fingerprint sweat. It is non-invasive, fast, and cost-effective, with sample collection taking seconds and simultaneous screening for multiple drug groups in ten minutes. A laboratory confirmation service is also available. The system has applications within many sectors, and customers include employers in safety-critical industries such as construction, manufacturing and engineering, transport and logistics firms, drug treatment organizations, and coroners. An introductory video demonstrating fingerprint-based drug testing in action is available here.

1 https://nyulangone.org/news/research-finds-major-increase-seizures-illegal-ketamine-sparking-concerns-about-risks-use

2 https://www.gov.uk/government/statistics/seizures-of-drugs-in-england-and-wales-financial-year-ending-2022/seizures-of-drugs-in-england-and-wales-financial-year-ending-2022

3 https://ndarc.med.unsw.edu.au/news/major-changes-australian-drug-use-during-2021-says-annual-drug-trends-reports

About Intelligent Bio Solutions Inc.

Intelligent Bio Solutions Inc. (the “Company”) (Nasdaq: INBS) is a medical technology company delivering intelligent, rapid, non-invasive testing solutions. The Company believes that its Intelligent Fingerprinting Drug Screening System will revolutionize portable testing through fingerprint sweat analysis, which has the potential for broader applications in additional fields. This hygienic, and cost-effective system is designed to screen for recent use of drugs commonly found in the workplace, including opioids, cocaine, methamphetamine, and cannabis. With sample collection in seconds and results in under ten minutes, this technology would be a valuable tool for employers in safety-critical industries. Additionally, the Company’s biosensor platform has the potential to test for up to 130 indications, ranging from glucose to immunological conditions and communicable diseases. The Company’s current customer segments include construction, manufacturing and engineering, transport and logistics firms, drug treatment organizations, and coroners.

For more information, visit: http://www.ibs.inc/

Forward-Looking Statements:

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, Intelligent Bio Solutions Inc.’s ability to develop and commercialize its diagnostic tests, realize commercial benefit from its partnerships and collaborations, and secure regulatory approvals, among others. Although Intelligent Bio Solutions Inc. believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Intelligent Bio Solutions Inc. has attempted to identify forward-looking statements by terminology, including “believes,” “estimates,” “anticipates,” “expects,” “plans,” “projects,” “intends,” “potential,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, included in Intelligent Bio Solutions’ public filings filed with the Securities and Exchange Commission. Any forward-looking statements contained in this release speak only as of its date. Intelligent Bio Solutions undertakes no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Company Contact:

Intelligent Bio Solutions Inc.

info@ibs.inc

Investor Contact:

Valter Pinto, Managing Director

KCSA Strategic Communications

PH: (212) 896-1254

INBS@kcsa.com

Media Contact:

Cheryl Billson

Comma Communications

cheryl.billson@commacomms.com

+44 (0)7791 720460